Exhibit 10.1.1

January 27, 2010

Board of Trustees

Chesapeake Lodging Trust

710 Route 46 East

Suite 206

Fairfield, NJ 07004

Re:	Confirmation of Salary Commencement Date under Employment Agreement

Dear Sirs:

This letter confirms our agreement that, notwithstanding the provisions of my employment agreement with Chesapeake Lodging Trust (the “Trust”), dated of even date herewith (the “Agreement”), I will not be eligible to receive the first installment of my Base Salary (as such term is defined in the Agreement) until the Trust’s first regularly scheduled salary payroll date following the date that the Capital Deployment Hurdle Rate (as such term is defined in the certain underwriting agreement, dated January 21, 2010, between the Trust and J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., as representatives of the underwriters named in Schedule 1 thereto) is met. I acknowledge that, as a result, the amount of Base Salary paid by the Trust to me will be prorated for the remainder of the year in which the Capital Deployment Hurdle Rate is met.

Please confirm your understanding of this agreement by acknowledging this letter in the space provided below.

Very truly yours,

/s/ James L. Francis

James L. Francis

Agreed and Acknowledged on behalf of the Board of Trustees and the Trust

/s/ Douglas W. Vicari
Douglas W. Vicari